Exhibit 10.35
Form 10-K
AMENDMENT TO THE CITIZENS BANKING CORPORATION STOCK COMPENSATION PLAN
Pursuant to section 7.07(b) of the Citizens Banking Corporation Stock Compensation Plan (“Plan”), and in accordance with authority granted by the Compensation and Human Resources Committee of the Board of Directors on February 21, 2007, Citizens Republic Bancorp hereby adopts this Amendment to the Plan.
1.	Section 1.03(p) of the Plan is amended to read as follows:
(p) “Fair Market Value” means, with respect to a share of Common Stock on the Grant Date, the closing price of the Common Stock on the Nasdaq Stock Market (“NSM”) as reported in The Wall Street Journal for the Grant Date. In the event that there were no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions. Unless otherwise specified in the Plan, “Fair Market Value” for purposes of determining the value of Common Stock on the date of exercise means the closing price of such Common Stock on the NSM on the last date preceding the exercise on which there were Common Stock transactions, as reported in The Wall Street Journal. If the Common Stock is not listed for trading on the NSM on the relevant date, (1) the closing price on the securities exchange (or, if there is more than one, the principal such exchange) on which the Common Stock is traded as reported in The Wall Street Journal for the relevant date; (2) if the shares are not listed for trading on any securities exchange or the NSM on such date but closing price information is reported by Nasdaq or another generally accepted reporting service, the closing price of the shares, as so reported by Nasdaq or, if not reported by Nasdaq, another generally accepted reporting service, for the relevant date; (3) if none of the foregoing is applicable, the fair market value of the shares as of the relevant date, as determined by the Committee.
2.	1.03(q) of the Plan is amended to read as follows:
(q) “Grant Date” means the date on which the Committee authorizes an individual Option, Restricted Stock Award, Restricted Stock Unit or Performance Award, which date shall be generally restricted to the third Thursday of May of each year. The preceding restriction on the Grant Date shall not be applicable to the Grant of Options, Restricted Stock Awards, Restricted Stock Units and Performance Awards which, in the discretion of the Committee, are necessary or appropriate for the hiring, continued retention or promotion of Employees and/or Non-Employee Directors, in which situations the Grant Date means the date on which the Committee authorizes an individual Option, Restricted Stock Award, Restricted Stock Unit or Performance Award, or such later date as shall be designated by the Committee.
     Except as otherwise stated above, this Amendment is effective as of February 21, 2007.
     In Witness Whereof, Citizens Republic Bancorp has caused this amendment to be executed as of February 21, 2007.

CITIZENS REPUBLIC BANCORP

By:

Witness Thomas W. Gallagher		William R. Hartman Chief Executive Officer